Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen California Dividend Advantage Municipal Fund
811-09161



The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the form of the Statement Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, considered to be an amendment to the Charter, containing a description of the Funds preferred securities. This Statement was filed as Appendix G to the SEC filing on Form DEF 14A on
February 3, 2014, Accession No. 0001193125-14-033187.